As filed with the Securities and Exchange Commission on February 25, 2011
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

FIRSTENERGY CORP.
(Exact name of registrant as specified in charter)

OHIO (State or other jurisdiction of incorporation or organization)	34-1843785 (I.R.S. Employer Identification No.)
76 South Main Street
Akron, Ohio 44308
(Address, including zip code, of Principal Executive Offices)

Allegheny Energy, Inc. 2008 Long-Term Incentive Plan
Allegheny Energy, Inc. 1998 Long-Term Incentive Plan
(Full title of the plans)
Rhonda S. Ferguson
Vice President and Corporate Secretary
FirstEnergy Corp.
76 South Main Street,
Akron, Ohio 44308
Tel. No. (330) 384-5620
(Name, address, and telephone number, including area code, of agent for service)

Copies to:
Lucas F. Torres, Esq.
Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, NY 10036
(212) 872-1000

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

Title for each class of		Proposed	Proposed maximum
securities to be	Amount to be	maximum offering	aggregate offering	Amount of
registered	registered(1) (2)	price per share(3)	price(3)	registration fee
Common Stock, par value $0.10 per share	466,409	$41.76	$19,477,239.84	$2,261.31

(1)	The number of shares registered is based on an estimate of the maximum number of shares of common stock, par value $0.10 per share (“Common Stock”), of FirstEnergy Corp. (“FirstEnergy”) issuable under existing stock options granted under the Allegheny Energy, Inc. 2008 Long-Term Incentive Plan and Allegheny Energy, Inc. 1998 Long-Term Incentive Plan.

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of Common Stock to be registered hereunder includes such indeterminate number of additional shares of Common Stock as may be offered or issued under the plans to prevent dilution by reason of any stock dividend, stock split, or similar transactions.

(3)	Estimated in accordance with Section (h) of Rule 457 under the Securities Act solely for the purpose of calculating the registration fee and based upon the weighted average exercise price of the outstanding options.

EXPLANATORY NOTE
     FirstEnergy Corp., an Ohio corporation (the “Company” or the “Registrant”) has prepared and filed this Registration Statement pursuant to and in accordance with the requirements of General Instruction A to Form S-8 for the purpose of effecting the registration under the Securities Act of shares of the Company Common Stock (as defined below) issuable upon the exercise of options granted pursuant to terms of the Allegheny Energy, Inc. 2008 Long-Term Incentive Plan and Allegheny Energy, Inc. 1998 Long-Term Incentive Plan (collectively, the “Allegheny Energy Plans”).
     On February 25, 2011, the Company and Allegheny Energy, Inc., a Maryland corporation (“Allegheny Energy”), consummated the merger (the “Merger”) of Element Merger Sub, Inc., a Maryland corporation and wholly owned subsidiary of the Company (“Merger Sub”) with and into Allegheny Energy, with Allegheny Energy surviving the Merger as provided by the Agreement and Plan of Merger dated as of February 10, 2010, as amended on June 4, 2010 (the “Merger Agreement”) by and among the Company, Allegheny Energy and Merger Sub. Allegheny Energy’s common stock, par value $1.25 per share (the “Allegheny Energy Common Stock”), is no longer outstanding, and shares of Allegheny Energy Common Stock only represent the right to receive the consideration described in the Merger Agreement consisting of shares of the Company’s common stock, par value $0.10 per share (“Company Common Stock”), and cash in lieu of fractional shares.
     At the effective time of the Merger, each outstanding option held by a continuing employee of Allegheny Energy (each such option an “Allegheny Energy Award”) issued pursuant to any of the Allegheny Energy Plans, whether vested or unvested, converted into corresponding options with respect to the Company’s Common Stock.
     This Registration Statement has been filed for the purpose of registering 466,409 shares of Company Common Stock issuable upon the exercise of the Allegheny Energy Awards.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The information required by Part I is included in documents sent or given to participants in the plans pursuant to Rule 428(b)(1) under the Securities Act.
     Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in the Section 10(a) prospectus), other documents required to be delivered to eligible employees pursuant to Rule 428(b) of the Securities Act or additional information about the plans are available without charge to participants of the plans by contacting the Corporate Secretary, FirstEnergy Corp., 76 South Main Street, Akron, Ohio 44308 (1-800-631-8945).
PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Company pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Securities Act are incorporated by reference in this Registration Statement:
(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2010;

(b)	The Company’s Current Report on Form 8-K filed February 25, 2011; and

(c)	The description of the Company’s Common Stock to be offered hereby contained in the Registrant’s Registration Statement on Form S-4 originally filed with the Commission on March 23, 2010 (No. 333-165640), and as amended, including any amendments or reports filed for the purpose of updating such description.
     In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports on Form 8-K furnished pursuant to items 2.02 or 7.01 of such form), prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents with the Commission.

     Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such prior statement. Any statement contained in this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     The legality of the Common Stock offered pursuant to this Registration Statement is passed on for the Company by Robert P. Reffner, Esq., Vice President, Legal, of the Company’s subsidiary FirstEnergy Service Company. As of December 31, 2010, Mr. Reffner beneficially owned approximately 28,090 shares of the Company’s common stock, which includes 11,855 shares of restricted stock and 9,658 shares of unvested restricted stock units.
Item 6. Indemnification of Directors and Officers.
     Section 1701.13(E) of the OGCL provides that an Ohio corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of that corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal matter, if he had no reasonable cause to believe his conduct was unlawful. In addition, no indemnification shall be made in respect of a claim against such person by or in the right of the corporation, if the person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation except to the extent provided in the court order. Indemnification may be made if ordered by a court or authorized in each specific case by the directors of the indemnifying corporation acting at a meeting at which, for the purpose, any director who is a party to or threatened with any such action, suit or proceeding may not be counted in determining the existence of a quorum and may not vote. If, because of the foregoing limitations, the directors are unable to act in this regard, such determination may be made by written opinion of independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified during the five years preceding the date of determination. Alternatively, such determination may be made by the corporation’s shareholders.
     Section 1701.13(E) of the OGCL provides that the indemnification thereby permitted shall not be exclusive of any other rights that directors, officers or employees may have, including rights under insurance purchased by the corporation.
     Regulation 31 of FirstEnergy’s amended code of regulations provides as follows:
     “The Corporation shall indemnify, to the full extent then permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a member of the Board of Directors or an officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Corporation shall pay, to the full extent then required by law, expenses, including attorney’s fees, incurred by a member of the Board of Directors in defending any such action, suit or proceeding as they are incurred, in advance of the final disposition thereof, and may pay, in the same manner and to the full extent then permitted by law, such expenses incurred by any other person. The indemnification and payment of expenses provided hereby shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under any law, the Articles of Incorporation, any agreement, vote of shareholders or disinterested members of the Board of Directors, or otherwise, both as to action in official capacities and as to action in another capacity while he or she is a member of the Board of Directors, or an officer, employee or agent of the Corporation, and shall continue as to a person who has ceased to be a member of the Board of Directors, trustee, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.”
     Regulation 32 of FirstEnergy’s amended code of regulations provides as follows:
     “The Corporation may, to the full extent then permitted by law and authorized by the Board of Directors, purchase and maintain insurance or furnish similar protection, including but not limited to trust funds, letters of credit or self-insurance, on behalf of or for any persons described in Regulation 31 against any liability asserted against and incurred by any such person in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such liability. Insurance may be purchased from or maintained with a person in which the Corporation has a financial interest.”
     Directors and Officers Liability Insurance. The Registrant maintains and pays the premium on contracts insuring it (with certain exclusions) against any liability to directors and officers it may incur under the above indemnity provisions and insuring each of its directors and officers (with certain exclusions) against liability and expense, including legal fees, which he or she may incur by reason of his or her relationship to it.
     Indemnification Agreements. The Registrant has entered into indemnification agreements with its directors, the forms of which are incorporated by reference to Exhibits 10.1 and 10.2 of FirstEnergy’s Form 10-Q for the quarter ended March 31, 2009. Each indemnification agreement provides, among other things, that the Registrant will, subject to the agreement terms, indemnify a director if, by reason of the individual’s status as a director, the person incurs losses, liabilities, judgments, fines, penalties, or amounts paid in settlement in connection with any threatened, pending, or completed proceeding, whether of a civil, criminal, administrative, or investigative nature. In addition, each indemnification agreement provides for the advancement of expenses incurred by a director, subject to certain exceptions, in connection with proceedings covered by the indemnification agreement. As a director and officer, Mr. Alexander’s agreement addresses indemnity in both roles.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.

Exhibit Number	Description
3-1	Amended Articles of Incorporation of FirstEnergy Corp. (incorporated by reference to FirstEnergy’s Form 10-K filed February 19, 2010, Exhibit 3-1, File No. 333-21011)

3-2
Amendment to the Amended Articles of Incorporation of FirstEnergy Corp. dated as of February 25, 2011 (incorporated by reference to FirstEnergy’s Form 8-K filed February 25, 2011, Exhibit 3.1, File No. 333-21011)

3-3	FirstEnergy Corp. Amended Code of Regulations (incorporated by reference to FirstEnergy’s Form 10-K filed February 25, 2009, Exhibit 3-2 File No. 333-21011)

5-1*	Opinion of Robert P. Reffner, Esq., Vice President, Legal, of FirstEnergy Service Company as to the validity of the Company’s Common Stock being registered

10-1	Allegheny Energy, Inc. 1998 Long-Term Incentive Plan (incorporated by reference to FirstEnergy’s Form 8-K filed February 25, 2011, Exhibit 10.2, File No. 333-21011)

10-2	Allegheny Energy, Inc. 2008 Long-Term Incentive Plan (incorporated by reference to FirstEnergy’s Form 8-K filed February 25, 2011, Exhibit 10.3, File No. 333-21011)

23-1*	Consent of Robert P. Reffner, Esq. (included in Exhibit 5-1)

23-2*	Consent of Independent Registered Public Accounting Firm, PricewaterhouseCoopers LLP

24-1*	Power of Attorney (included on the signature page to this Registration Statement)

*	Filed herewith.
Item 9. Undertakings.
     The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that clauses (i) and (ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act ) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Akron, State of Ohio, on the 25th day of February, 2011.

FirstEnergy Corp.
By:	/s/ Anthony J. Alexander
	Name:	Anthony J. Alexander
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY
     Each of the undersigned directors and officers of the Registrant, individually as such director and/or officer, hereby makes, constitutes and appoints Anthony J. Alexander, Rhonda Ferguson and Lucas F. Torres and each of them, singly or jointly, with full power of substitution, as his true and lawful attorney-in-fact and agent to execute in his name, place and stead, in any and all capacities, and to file with the Commission, this Registration Statement and any and all amendments, including post-effective amendments, to this Registration Statement, which amendment may make such changes in the Registration Statement as the Registrant deems appropriate, hereby ratifying and confirming all that each of said attorneys-in-fact, or his, her or their substitute or substitutes, may do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Anthony J. Alexander	President and Chief Executive Officer (Principal Executive	February 25, 2011
Anthony J. Alexander	Officer) and Director

/s/ Mark T. Clark	Executive Vice President and Chief Financial Officer	February 25, 2011
Mark T. Clark	(Principal Financial Officer)

/s/ Harvey L. Wagner	Vice President, Controller and Chief Accounting Officer	February 25, 2011
Harvey L. Wagner	(Principal Financial Officer)

/s/ George M. Smart	Chairman of the Board	February 25, 2011
George M. Smart

/s/ Paul T. Addison	Director	February 25, 2011
Paul T. Addison

/s/ Michael J. Anderson	Director	February 25, 2011
Michael J. Anderson

/s/ Dr. Carol A. Cartwright	Director	February 25, 2011
Dr. Carol A. Cartwright

/s/ William T. Cottle	Director	February 25, 2011
William T. Cottle

/s/ Robert B. Heisler Jr.	Director	February 25, 2011
Robert B. Heisler Jr.

	Director	February 25, 2011

Julia L. Johnson

	Director	February 25, 2011

Ted J. Kleisner

/s/ Ernest J. Novak Jr.	Director	February 25, 2011
Ernest J. Novak Jr.

/s/ Catherine A. Rein	Director	February 25, 2011
Catherine A. Rein

/s/ Wes M. Taylor	Director	February 25, 2011
Wes M. Taylor

/s/ Jesse T. Williams Sr.	Director	February 25, 2011
Jesse T. Williams Sr.

EXHIBIT INDEX

Exhibit Number	Description
3-1	Amended Articles of Incorporation of FirstEnergy Corp. (incorporated by reference to FirstEnergy’s Form 10-K filed February 19, 2010, Exhibit 3-1, File No. 333-21011)

3-2
Amendment to the Amended Articles of Incorporation of FirstEnergy Corp. dated as of February 25, 2011 (incorporated by reference to FirstEnergy’s Form 8-K filed February 25, 2011, Exhibit 3.1, File No. 333-21011)

3-3	FirstEnergy Corp. Amended Code of Regulations (incorporated by reference to FirstEnergy’s Form 10-K filed February 25, 2009, Exhibit 3-2, File No. 333-21011)

5-1*	Opinion of Robert P. Reffner, Esq., Vice President, Legal, of FirstEnergy Service Company as to the validity of the Company’s Common Stock being registered

10-1	Allegheny Energy, Inc. 1998 Long-Term Incentive Plan (incorporated by reference to FirstEnergy’s Form 8-K filed February 25, 2011, Exhibit 10.2, File No. 333-21011)

10-2	Allegheny Energy, Inc. 2008 Long-Term Incentive Plan (incorporated by reference to FirstEnergy’s Form 8-K filed February 25, 2011, Exhibit 10.3, File No. 333-21011)

23-1*	Consent of Robert P. Reffner, Esq. (included in Exhibit 5-1)

23-2*	Consent of Independent Registered Public Accounting Firm, PricewaterhouseCoopers LLP

24-1*	Power of Attorney (included on the signature page to this Registration Statement)

*	Filed herewith.